EXHIBIT A

TO TRANSFER AGENCY SERVICES AGREEMENT

This Exhibit A, amended and restated effective as of November 1, 2011, is the Exhibit A to that certain Transfer Agency Services Agreement dated as of November 14, 2008 between BNY Mellon Investment Servicing (US) Inc. and The Motley Fool Funds Trust.

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Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Epic Voyage Fund

THE MOTLEY FOOL FUNDS TRUST

By:	/s/Peter Jacobstein
Name:	Peter Jacobstein
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/Michael DeNofrio
Name:	Michael DeNofrio
Title:	Managing Director
CID:	320740040
Motley Fool Epic Voyage Fund